Exhibit 4.37

Branch of Banco Santander Banespa S.A. 2.263	Current Account No. 130.003.017
FINANCED PARTY Tim Celular S.A.	Corporate Taxpayer Register CNPJ/MF 04.206.050/0001-80
Address Av. Giovanni Gronchi, 7143 – Vila Andrade	City/State São Paulo - SP
GUARANTEES without effect
LIMIT VALUE OF FACILITY JPY 4,685,021.25 equivalent to R$ 74,290,388.32
FINANCIAL CHARGES
Fixed interest at the rate of being the contractor in every transaction % per annum, equivalent to being contracted in every transaction at % per month, calculated as simple interest, considering a year of 360 consecutive days.

MATURITY DATE 07.16.2007
RATES • TAMC – Facility Opening and Maintenance Fee: without effect % per annum, payable without effect.

Hereby: (i) Banco Santander Banespa S.A., headquartered in the city of São Paulo, state of São Paulo, at Rua Amador Bueno, 474 – Santo Amaro, corporate taxpayer register CNPJ of the Ministry of Finance (CNPJ/MF) under No. 90.400.888/0001-42, hereinafter referred to as BANK and (ii) FINANCE PARTY, appointed and identified in the preamble (“Preamble”); have mutually agreed to execute this Facility Contract for Acquisition of Goods and Services with Foreign Resources Transfer (“Contract”), which will be governed by the following clauses and conditions:

I – PURPOSE

1.1. The BANK hereby, pursuant to the terms of this Contract, grants to the FINANCED PARTY, a facility (“Facility”) with the ceiling indicated in the Preamble, by transfer of foreign resources, obtained in Yens, based on Resolution No. 2770 of the National Monetary Council, for its domestic currency value, intended exclusively to the cash payment of the suppliers of the FINANCED PARTY (manufacturers/ representatives/ distributors/ resellers of goods or contracting of services), hereinafter referred to as “Suppliers”, as a result of purchases of goods contracting of services by FINANCED PARTY (“Financings” or individually “Financing”).

1.2. This Contract does not imply or constitute an obligation of the BANK to comply with the credit requests of the FINANCED PARTY, which will be analyzed individually by the BANK and will have their compliance subject to analysis, at each opportunity, of the operating capacity, financial schedule, availability of application of resources of the BANK and tax restrictions at any time by the Central Bank of Brazil.

1.3. The Facility mentioned in the Preamble of this instrument may be used at the discretion of the FINANCED PARTY until the maturity date stipulated in the Preamble, in compliance with the provisions of this Contract.

1.4. The value of the Facility mentioned in the Preamble hereof may be altered, by signing of the addendum to this Contract.

II – FINANCED PARTY

2.1. The FINANCED PARTY assumes liability for the existence of supporting documentation of the purchases and contracting of the service contemplated in the Loans (bill of sale, invoice, trade bills or other commercial documents), effectively performed.

2.2. The FINANCED PARTY must send to the BANK, when requested, the documents mentioned in the caput of this clause, in a 5 (five) weekdays term, starting from the day of request, or in a term the pertinent authorities demand, under penalty of responding civil or criminally for all the injuries, losses or sanctions covenanted by the BANK, in case the mentioned documents are not sent, as long as the FINANCED PARTY is proved guilt.

III – THE VALUE AND FINANCIAL CHARGES

3.1. The value of the Facility in use by the FINANCED PARTY may not exceed, in the duration of this Contract, the ceiling of the Facility, established in the Preamble hereof.

3.2. The financial charges will accrue on the value of the principal, financed in foreign currency, as expressed in the Loan Spreadsheet – Disbursement Request – COMPROR, in the molds of Attachment I hereof (“Spreadsheet”), mentioned in item 4.4. below, to be calculated from the disbursement date also contemplated in the Spreadsheet.

IV – FINANCING FORMALIZATION AND RELEASE

4.1. The loans will be release by BANK directly in favor of the Suppliers indicted by the FINANCED PARTY, on its own account and order, by credit into current account, DOC (domestic interbank credit document), TED (electronic transfer of funds), payment order or payment of collection instruments.

4.1.1. In the case of payment of collection instruments, mentioned in the previous clause, the parties hereby agree that the FINANCED PARTY may only present instruments, which set forth the FINANCED PARTY as “drawee” and the Supplier as “assignor”.

4.2. The FINANCED PARTY is responsible for all information provided to the BANK, in connection wit the payment instructions given to the Suppliers, it being established that eventual liens caused by contradictory information supplied by the FINANCED PARTY will be the full responsibility of the latter.

4.3. For purposes of release of each Loan, there shall be previously agreed by the FINANCED PARTY and the BANK the value, term, financial charges accruing and the form of payment of the Loans.

4.4. The FINANCE PARTY will formalize the requests of loans through the spreadsheet (“Spreadsheet”), according to Attachment I, and, if applicable, there may be added to it an attached list with other requests, signed by the FINANCED PARTY, which shall be sent to the BANK, with the respective collection slips. The Spreadsheet shall contain: (i) the qualification of the Suppliers; (iii) data of the bills of sale or invoices; (iii) date and form of payment to the respective supplier (Available Electronic Transfer) TED, acquittance of collection document, etc.). (iv) value in domestic currency both national and in foreign currency; (v) term for payment of Loans; and (vi) financial charges agreed.

4.4.1. In the event of the Loan requests occurring, by list of collection slips, the parties establish that said list must contain the qualification of the suppliers, as well as the respective amounts.

4.4.2. The parties determine that the Spreadsheet shall be delivered to the BANK by 12:00 p.m. (midday) of the disbursement date.

4.4.3. The spreadsheets sent containing payment requests after the time defined in the previous item will not be processed, and the BANK may not be held liable for the payments not being made.

4.5. The instruments used in the Spreadsheets shall be duly formalized and filed by the FINANCED PARTY, who will be responsible moreover for sending a copy of the documents necessary to performance of the payments on the relevant contracting dates of the transactions and for filing original copies, as contemplated in Clause II above.

4.5. The payments contemplated in this Contract will be made by BANK, in strict compliance with the data supplied by the FINANCED PARTY, based on the information set forth on the Spreadsheets, the BANK not having any liability for payments made based on incorrect or inaccurate information, provided by the FINANCED PARTY.

4.6. In the event of the FINANCED PARTY indicating on the spreadsheet obligations that are not specific for the acquisition of assets for contracting services, or in the case of the return of any payment, made, whose re-issue is not requested by the FINANCED PARTY within 2 (two) business days after being informed by the BANK, the FINANCED PARTY hereby agrees and authorizes the BANK to deal with said transaction as a “loan” and, in this respect, debit it from the current account informed in the Preamble of this Contract, all the taxes due as a result of the change of mode.

4.6.1. After the payments are made, the BANK will not accept orders from the FINANCED PARTY, requesting the transfer or reversal of values to any other accounts.

4.7. The BANK shall supply to the FINANCED PARTY all evidence of acquittance of the bills of sale, invoices, trade bills or other documents issued by the suppliers or service providers of issuer against the BANK. Said evidence shall be delivered within 2 (two) business days from the date of payment, under penalty of reimbursing the FINANCED PARTY for all the damages it sustains as a result of the eventual failure to evidence the acquittance of the debits before the respective Suppliers. In the event of non-payment or delay in payment, by the BANK, of the invoices, bills of sale or other documents, in the periods and conditions established in the Spreadsheet, the BANK shall communicate immediately this fact in writing to the FINANCED PARTY, and shall, moreover, bear all the resulting arrears fines, liens and/or losses.

4.8. Considering that the current Brazilian Payment System (“SYSTEM”) provides various forms of release or payment of the values corresponding to Supplies through electronic systems, the BANK is expressly released, including before third parties, from all and any liabilities that, given the evidence, result from the following events: (i) interruptions in the telecommunications systems arising out of failures and/or interventions by any state entity, licensee of telecommunications services or services provided by third parties (“Network”), which with evidence prevent the release and/or payment of funds;/ and (ii) proven failures in the availability of the SYSTEM, in the respective access or in the Network, as a result of acts of God and force majeure, which may interfere in the release or payment of the values of the Loans made through the SYSTEM, even if the events listed above result in financial loss to the FINANCED PARTY.

V – PAYMENTS

5.1. All the values due by FINANCED PARTY will be paid, plus financial charges due, in the form and on the date set forth in the Spreadsheets, by debit from the current account of FINANCED PARTY, maintained with the financial institution, whose data are in the Preamble, by use of other mechanisms and instruments of pay orders available in the market, or by settlement of the collection notices sent by the BANK. In the absence of payment on the due date, including settlement of collection notices sent to it by the BANK, there shall be charged the arrears charges contemplated in this Contract, from and including the day following the maturity of the obligation.

5.1.1. With the exception of payments made by collection notice, eventual payment(s) made by the FINANCED PARTY by check issued by it, credit document or any other documents cleared by the Clearance Center of Checks and Other Papers, will only be considered as effectively liquidated and/or received in immediately available funds and, by virtue of this, there shall be charges for the use of the credit in this period.

5.2. If the FINANCED PARTY decides for debit from its current account with the financial institution, whose data are in the Preamble:

(i) the FINANCED PARTY shall maintain in said account sufficient and immediately available funds for effecting the debit;

(ii) the FINANCED PARTY authorizes the BANK, irrevocably and irreversibly, to debit, on the respective maturities, from the current account, including cash deposit, the sums due in connection with this Contract; and

(iii) on the value, or the portion of the value to debit, for which there are no available funds in the current account of the FINANCED PARTY, there shall accrue, from the due date of the obligation due by the FINANCED PARTY, the arrears charges described in this Contract.

5.3. Having in view that the Loans restricted to this Contract will be granted through transfer by the BANK, of funds arising from external funding in foreign currency, it is established that the reimbursement of the principal amount and payment of the charges of each Loan shall be made by the FINANCED PARTY for remuneration, in domestic currency, of the monetary provision expressed in foreign currency. In these conditions, the FINANCED PARTY will be subject to the foreign exchange risk inherent to the absolute parity rule, which will be observed in the scope and by effect of the Loans, whatever the way this risk presents itself until the date of effective delivery of the financial resources to the BANK by the FINANCED PARTY.

5.4. The amount in domestic currency corresponding to the reimbursement values of the principal and financial charges will be obtained, at each opportunity by conversion of the values in foreign currency, based on the sale rate of the Yen, relative to the business day immediately prior to the reimbursement or payment date, disclosed for day of the relevant reimbursement or payment by the Central Bank of Brazil, through SISBACEN, transaction “PTAX 800”, option 5 – currency 470 or based on another rate that officially substitutes it. If the conversion parameter established herein fails to be disclosed by the Central Bank of Brazil, through SISBACEN, the conversion of the amount due by the FINANCED PARTY for its remuneration in domestic currency (reais) will occur (i) by the exchange rate disclosed by Reuters, at 11:00 a.m., New York time, on a specific screen referred to as “EFX=”, relative to the business day immediately prior to the due date of the obligation, or, if this rate is not disclosed by Reuters (ii) by the average of sell rates practiced by the market on the business day immediately prior to the liquidation date, average exchange rate, which will be obtained by the BANK from at least 03 (three) first class institutions authorized to operate in foreign exchange, including abroad, and which are performing on the date, in volumes compatible with the amount contemplated in the payment mentioned in this Contract.

5.5. If, during the term of this Contract, there occurs any legal or normative change, which may, directly or indirectly, change any of the conditions contemplated herein, the Parties shall agree on the intention of giving continuity or terminating this instrument.

VI – RATE OF OPENING AND MAINTENANCE OF A FACILITY

6.1. As a result of the provision of the Facility, the FINANCED PARTY shall pay to the BANK the Rate of Opening and Maintenance of Facility defined in the Preamble, calculated in linear form on the average of the daily balances of the unused Facility, during the term of this Contract.

6.1. The Rate of Opening and Maintenance of a Facility shall be paid by the FINANCED PARTY to the BANK on the date contemplated in the Preamble.

VII – GUARANTEES

7.1. The constitution of additional guarantees, if this is agreed by the parties, will be formalized by specific document(s) to be established by the BANK, which will be an integral and inseparable part of this Contract, as described in the Preamble.

7.2. Upon default by the FINANCED PARTY, the guarantees effectively provided will become due, regardless of any notification, interpellation, summons or any other legal or extra-judicial formality.

7.3. The obligations in connection with the guarantee provided in this Contract, even after termination or rescission hereof, will remain valid and enforceable, within the originally stipulated reasons, until effective payment of the loans acquired prior to the termination or rescission.

VIII – ENVIRONMENTAL LIABILITY

8.1. The FINANCED PARTY declares, irrevocably and irreversibly, that it knows and complies with all the environmental rules contemplated by the Brazilian legislation and that the use of the values resulting from this Contract will not lead to breach of any of these rules.

IX – ARREARS

9.1. The FINANCED PARTY will legally incur in arrears, regardless of notice or notification of any kind, if it fails to comply with any obligation derived from this Contract or the respective Spreadsheets. From the arrears of the FINANCED PARTY, the obligations in arrears shall no longer submit to foreign exchange variation, releasing them from external funding in foreign currency. The FINANCED PARTY will be automatically obliged to pay the obligation in arrears, converted, on the date of the respective maturity, to its equivalent in domestic currency (BRL), using the conversion parameter stipulated in Clause 5.4, plus the following, cumulatively: (arrears interest on all sums due, per day of delay, calculated at 12% (twelve percent) per annum, capitalized annually; (ii) permanence commission, calculated per day of delay, according to the variation of the average weighted and adjusted rate of loan transactions for one day, hedge on federal public instruments and processed in the Special Liquidation and Custody System (SELIC) or in assets clearance and liquidation chambers, as committed transactions, published by the Central Bank of Brazil; and (iii) contractual fine of 2% (two percent) of the amount due.

9.1.1. The accretions described in items (i) and (ii) of the heading of this Clause will be calculated and will accrue from the maturity of the obligation until the effective and full payment to the BANK.

9.2. If the BANK that goes to Court to receive the amount whose payment is due to it as a result of this Contract; the FINANCED PARTY will be obliged, also, to pay the legal costs of the proceedings and lawyers’ fees fixed judicially, if the action is accepted by the BANK.

X – EARLY MATURITY

10.1. The BANK will be entitled to consider this Contract to have matured early and require from FINANCED PARTY, regardless of notification, the full payment in a single time, of the entire balance due resulting from this instrument, including with the enforceability of guarantees constituted in the events contemplated in the law, in the following events:

(a) if FINANCED PARTY incurs in arrears in connection with any obligation, which must be complied by it as a result of this Contract;

(b) if FINANCED PARTY violates or does not comply, as a whole or in part, with any clause or condition of this Contract and of the corresponding Spreadsheets, which is not remedied within 10 (ten) days of receipt of a notification to do so;

(c) if FINANCED PARTY has an instrument in connection with which it is jointly liable or co-obliged for an amount superior to R$ 20,000,000.00 (twenty million), duly protested or suffers execution or seizure of assets, without the explanation in this respect, provided by the BANK has been presented by the FINANCED PARTY within the period designated, or an explanation being or having been presented, if the same is not considered satisfactory by the BANK;

(e) if the direct or indirect corporate control of the FINANCED PARTY is transferred to a third party or it is incorporated, or there is a merger or transfer, whether through split or in any other way, of operational assets to another entity without the BANK, at its sole discretion, having formally expressed, within 5 (five) days counted from the date of the respective corporate acts its decision not maintain this Contract in effect;

(f) if the FINANCED PARTY defaults on its obligations and/or does not liquidate, in the respective maturity, a debit of its responsibility resulting from other contracts, loans or discounts, executed with the BANK and/or any companies, directly or indirectly associated, controlling or controlled by the BANK, including abroad and/or if there is termination of the respective documents, by negligence of the FINANCED PARTY;

(g) if there occurs the transfer to third parties of the rights and obligations of the FINANCED PARTY, contemplated in this Contract and other documents resulting from this instrument, without the written agreement by the BANK; or

(h) if the FINANCED PARTY and/or any companies that integrate the economic group of the FINANCED PARTY, including abroad, become insolvent, have their bankruptcy, judicial or extra-judicial recovery decreed.

XI – TERM

11.1. This Contract is valid from the date it is signed and will be in force for the period stipulated in the Preamble. However, it may be terminated at any time by any of the parties, upon remittance of communication in writing, with minimum notice of 24 (twenty-four) hours, with the exception that, in this event, the Loans contracted until the date of rescission will remain valid and enforceable, within the originally stipulated conditions until their effective payment, contracting of any Loan after rescission of this Contract being prohibited.

11.2. The FINANCED PARTY may only liquidate or amortize in advance any Loan by definition of the conditions of the liquidation or amortization, it being established that the BANK and the FINANCED PARTY shall previously agree to this definition.

XII – EXPENSES

12.1. The FINANCED PARTY will, further, be responsible for all the existing or future taxes of the liquidation or amortization, it being established that the BANK and the FINANCED PARTY must previously agree to this definition.

12.1.1. All the payments due by the FINANCED PARTY, contemplated in this Clause, shall be paid by the FINANCED PARTY, within 10 (ten) business days of the issued, by the BANK, of the respective debit notice.

12.1.2. In the event of increase of the taxes, charges or tariffs set forth in the Preamble, the FINANCED PARTY will be previously informed of the respective increase, by one of the communication media contractually contemplated in Clause 13.2 below.

12.1.3. In the event of noncompliance with any of the monetary obligations due by this contract, the FINANCED PARTY is obliged to pay the IOF (Tax on Financial Transaction) accruing on such obligations due and not paid, which will be calculated, based on the rate in force and applicable to loan transactions, from the date of maturity of the obligation until the date of the effective payment.

XIII – FINAL PROVISIONS

13.1. The FINANCED PARTY recognizes expressly that the BANK will not have any liability, whether direct or indirect, including before third parties, for the failures or interruptions in the electronic and telecommunications systems used for the liquidation of transactions in the scope of the SPB – Brazilian Payment System, including those cause by the following entities: (ii) Central Bank of Brazil; (ii) Chambers and Service Providers of Clearance and Liquidation; (iii) Concessionaire of Telecommunications Services; or (iv) any fact or act resulting from third parties, foreign to the will of the BANK.

13.2. All the notices, notifications or communications, which, according to this Contract must be made in writing, be considered valid by remittance of facsimile, telex, telegram or by registered mail with confirmation of receipt, sent to the addresses of the parties, indicated in the Preamble, or to any other address subsequently communicated, in writing, by the addressee to the other party.

13.3. The FINANCED PARTY recognizes herewith, as means of evidence of debit and/or credit resulting from this instrument, the statements of current account, the notices of assessments or collection notices will be sent to the FINANCED PARTY, through the post, facsimile or electronically, at the discretion of the BANK, and when not contested within 15 (fifteen) days, counted from the date of the respective issue, will be considered accepted, good, net and certain, sufficient, being valid as effective provision of accounts, operated and formalized among the BANK and the FINANCED PARTY, for all legal purposes, the liquidity and credit of the BANK being expressed and fully settled.

13.4. The BANK may, at any time, assign, transfer, pledge or in any other way dispose of the rights and guarantees which it holds as a result of this Contract, to any institution belonging to the same economic conglomerate as the BANK, regardless of previous consultation and/or consent of the FINANCED PARTY.

13.5. The FINANCED PARTY may assign or transfer, as a whole or in part, in any way permitted by law, the rights and obligations of this Contract, to any company belonging to the group Tim Brasil, being valid only after express notification to the BANK.

13.6 Failure to use by parties any rights or facilities conferred upon it by law or this Contract will not lead to waiver of such rights or faculty, but to tolerance or reserve of the Parties to make them prevail at any other time or opportunity.

13.7. The FINANCED PARTY undertakes to keep the BANK informed about any change of address, telephone and other data, in connection with its location. There not being any updated information, all the correspondence sent by the BANK to the address existing in its registers will be, for all legal purposes, considered to have been received.

13.8. The BANK is expressly authorized to include, consult and disclose the information of FINANCED PARTY with the Central System of Credit Risk of the Central Bank of Brazil, in accordance with Resolution 2724 of May 32, 2000, of the National Monetary Council.

13.9. The parties provide that the registration information provided by the FINANCED PARTY may the purpose of the disclosure to the companies belonging to the same economic conglomerate as the BANK.

13.10. The FINANCED PARTY hereby authorizes the BANK to send any information referring to this instrument by e-mail, to be sent to the address informed in the Preamble.

13.11. The Parties hereby recognize that the FINANCED PARTY is subject to compliance with the principles of the “Code of Ethics of Tim”, which provide that all the business of the FINANCED PARTY, including this Contract, will be informed in this respect: (i) to the environment, including regarding the disposal of bacteria, issuance of pollutants, recycling of waste; (ii) to the safety and health rules in the work locations, (iii) to the honesty and transparency to its partners, suppliers, contractors, the market and the governmental bodies, (iv) to the interests of society and of the Parties, above the individual interests of their employees, representatives and service providers, who may not obtain for themselves or for another, information, business opportunities, advantages, gifts or benefits using the name and reputation of the FINANCED PARTY or as a result of the exercise of their activities. The Code of Ethics of TIM is available on the website of TIM Participações S.A. (www.timpartri.com.br – Corporate Governance Area, Ethics Code) and filed at its headquarters and in all of its establishments, at the disposal for public consultation.

13.12. The venue of the capital of the city and state of São Paulo is hereby elected to settle any questions arising out of this Contract, the parties waiving any other, however privileged. The BANK is, however, authorized to choose another venue outside the domicile of the FINANCED PARTY.

IN WITNESS WHEREOF, the parties sign this Contract in 2 (two) counterparts of equal tenor and form, before the undersigned witnesses.

São Paulo, June 14, 2007

[signatures] Tim Nordeste S.A. Stefano De Angelis Administration, Finances and Control Director Witnesses:	Banco Santander Banespa S.A.

Name: ID RG No.: CPF No.:	Name: ID RG No.: CPF No.:

Attachment I to the Facility for Acquisition of Goods and Services with Transfer of Foreign Resources –
COMPROR No. 1504655707

Loan Spreadsheet Model
Disbursement Request – COMPROR

FINANCED PARTY Tim Celular S.A.	CNPJ/MF 004.206.050/0001-80
Financed Party Data
Address
Av. Giovanni Gronchi, 7143 – Neighborhood: Vila Andrade – City/State: São Paulo – SP

Current Account No. 130.003.017	Branch: 2263	Date of Contract:	Date of this Spreadsheet:	No. of this Spreadsheet
FINANCING CHARACTERISTICS
Value R$	JPY	Term Start	Maturity

(X) Rate of Remuneration Interest % p.a.

Instructions for payment to suppliers
According to the list below

Data of Commercial Goods	Forms of Release of the Credit to Supplier
Supplier	CNPJ/CPF	NFF(Series No.)	Value (R$)	TED DOC	Bank	Branch	Current Account No.	Date of Payment

Hereby: (i) Banco Santander Banespa S.A., headquartered in the city of São Paulo, state of São Paulo, at Rua ___________, corporate taxpayer register CNPJ (CNPJ/MF) under No. 90.400.888/0001-42, hereinafter referred to as BANK and (ii) FINANCED PARTY, appointed and identified in the Preamble formalize the request of Financing, described in the Facility Contract for Acquisition of Goods and Services with Transfer of External Resources – COMPROR, on (COMPROR date) (“Contract”).

The parties establish that the value of the Loan stipulated in the Preamble will be at the disposal of the Suppliers according to the forms of release stipulated in this Loan Spreadsheet.

The Loan is intended for the payment of the goods contemplated in the Invoice(s) described above. This Spreadsheet is a full and inseparable part of the Contract.

	[signature]	[signature]
Banco Santander Banespa S.A.	Mario Cesar Pereira de Araujo	Tim Celular
	CEO	S.A.

Name: ID RG No.: CPF No.:	Name: ID RG No.: CPF No.: